UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

PRIMEDIA Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-11106	13-3647573
(State or other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

745 FIFTH AVENUE, NEW YORK, NEW YORK
(Address of principal executive offices)

10151
(Zip Code)

Registrant’s telephone number, including area code
(212) 745-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

In connection with the proposed sale (the “Sale”) of PRIMEDIA Enthusiast Media Inc. (“PEM”) by PRIMEDIA Inc. (the “Company”), in the case of Kevin J. Neary and Steven Parr, the Compensation Committee of the Board of Directors of the Company and, in the case of Dean B. Nelson, the Nominating and Corporate Governance Committee of the Board of Directors and the Board of Directors of the Company, have approved the following special bonuses to be paid by the Company to the respective named executive officers of the Company:

Named Executive Officer	Title	Sale Bonus	Retention Bonus
Dean B. Nelson	Chairman of the Board of Directors, President and Chief Executive Officer	$1,000,000	—
Kevin J. Neary	Senior Vice President, Chief Financial Officer	$555,800	$250,000
Steven Parr	Senior Vice President, President of PEM	$1,845,300	$500,000

Each of the named executive officers listed above will be entitled to the sale bonuses set forth above if such officer remains employed by the Company through closing of the Sale (or if such officer’s employment is terminated without cause prior to the closing of the Sale).  The sale bonus payable to Mr. Nelson was awarded in connection with the proposed Sale and the transition of the Company’s operations and management to Atlanta, Georgia.  The sale bonuses payable to Messrs. Neary and Parr were awarded in connection with the proposed Sale and were determined pursuant to a formula based on the sale price of $1,177,900,000.  In addition, each of Messrs. Neary and Parr will be entitled to a separate retention bonus set forth above if they remain employed by the successor company to PEM for nine months following the closing of the Sale (or if such officer’s employment is terminated without cause prior to the closing of the Sale).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMEDIA Inc.
(Registrant)

Date: June 1, 2007	/s/ Robert J. Sforzo
Robert J. Sforzo
Senior Vice President,
Chief Accounting Officer and Controller